Exhibit 99.1

Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company or Control Person

1.	Shell Canada Energy, of which Royal Dutch Shell plc (“Shell”) is the Parent Holding Company, is the record owner of 50,000,000 Common Shares of Crescent Point Energy Corp. (the “Issuer”).